Exhibit 99.1

NEWS

For Immediate Release	CONTACT Jim Floody
954-761-2216

June 1, 2009

Butler International Signs Asset Purchase Agreement

Ft. Lauderdale, Fl . . . Butler International, Inc. (BUTL.PK), a leading provider of Engineering Support and Tech Outsourcing Services, announced today it has entered into a “stalking horse” asset purchase agreement with Butler America, LLC (“Butler America”), an affiliate of D. Stephen Sorensen, Chairman & Chief Executive Officer of Select Staffing, to sell substantially all of the assets of Butler International, Inc. and certain of its subsidiaries (“Butler”) to Butler America.

Butler said it filed a motion, along with voluntary petitions, under Chapter 11 of the United States Bankruptcy Code (the “Code”), with the United States Bankruptcy Court for the District of Delaware (the “Court”) for approval of the expedited sale to Butler America pursuant to applicable provisions of the Code.  Under the terms of the agreement, Butler America has agreed, subject to Court approval and other closing conditions, to acquire substantially all of the non-publishing assets of Butler for approximately $27,000,000 in cash, subject to adjustment in the asset purchase agreement.  Butler America has also agreed to assume certain liabilities of Butler.

The sale to Butler America is subject to higher and better offers.  Butler has requested the Court approve certain bidding procedures designed to achieve the highest value for its stakeholders and to create a strong, vital company for its customers.

Ronald Uyematsu, Chief Executive Officer of Butler International, commented, “We are very pleased to have reached this important step in resolving the future of Butler International. In these challenging economic conditions, we believe that a transaction based on the agreement will enable our core business to continue and strengthen the financial condition of our business. We will need the continued support of all of our lenders and other stakeholders as we move forward with the challenges of closing this or any alternative transaction.”

“We are extremely grateful to those who have remained loyal to us through the challenges we have faced; our customers who have continued to utilize our services, our suppliers who have continued to work with us, and our dedicated and talented employees who provide the value that made this agreement possible. We are confident the new owners will appreciate the value of our customers, suppliers and employees, which is not reflected on our balance sheet.”

D. Stephen Sorensen, President of Butler America, stated, “The reputation for providing high quality engineering services and qualified professionals built by Butler International over a period exceeding sixty years will continue under the ownership of the business by Butler America, and without the more recent distractions caused by the unfortunate combination of a difficult economic environment and a leveraged balance sheet.  Butler America will provide the necessary resources to ensure continuity of high quality services, and the liquidity necessary so that we may expand in accordance with the needs of our customers.”

About Butler International, Inc.

Butler International, Inc. is a leading provider of Engineering and Technical Outsourcing Services, helping customers worldwide increase performance and savings. Butler International’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 62-year history of  providing services, Butler International has served many prestigious companies through its industry groups, which include clients in the aircraft/aerospace, federal/defense, communications, consumer and manufacturing and commercial sectors.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by Butler International Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the ability of the company to continue as a going concern, the ability of the company to operate pursuant to the terms and conditions of its financing, the ability of the company to pursue and consummate strategic alternatives under the chapter 11 cases, including, but not limited to, the sale of some or all of the company’s assets, the company’s ability to obtain court approval with respect to motions in the chapter 11 proceedings, the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the bankruptcy cases to chapter 7 cases, the ability of the company to obtain and maintain normal terms with vendors and service providers, the company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the company’s liquidity or results of operations, the prevailing business environment, the company’s relationships with its employees, suppliers, customers, actions of competitors that may impact the company’s business and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the company has no control. The reader is also directed to the company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the company’s results of operations and financial condition. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the company’s various pre-petition liabilities and common stock. No assurance can be given as to what values, if any, will be ascribed in the chapter 11 proceeding to each of these constituencies. Accordingly, the company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

Butler International, Inc. Mindpower for a Changing WorldSM World Headquarters
New River Center, 200 E. Las Olas Blvd. Ft. Lauderdale, FL 33301 www.butler.com